Conformed Version

Exhibit 10.27

Dated 14 September 2004

WYNN RESORTS, LIMITED

WYNN RESORTS (MACAU) S.A.

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

as Security Agent

WYNN RESORTS SUPPORT AGREEMENT

THIS AGREEMENT is made as a deed on the 14th day of September 2004

BETWEEN:

(1)	WYNN RESORTS, LIMITED (“Wynn Resorts”);

(2)	WYNN RESORTS (MACAU) S.A. (the “Company”); and

(3)	SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH, in its capacity as agent and security trustee for and on behalf of the Secured Parties (the “Security Agent”).

WHEREAS:

(A)	The Secured Parties have agreed to make available the Facilities and/or to enter into various agreements and arrangements associated therewith on and subject to the terms of the Common Terms Agreement and the other Finance Documents to which they are a party.

(B)	It is a condition to the Secured Parties making the Facilities available and/or entering into such agreements and arrangements that the parties hereto enter into this Agreement which sets out the terms on which Wynn Resorts will support the obligations of the Company in connection with the Projects.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined herein, all terms defined or referred to in the Deed of Appointment and Priority or, if not defined or referred to in the Deed of Appointment and Priority, the Common Terms Agreement shall bear the same meaning when used in this Agreement and, in addition:

“Common Terms Agreement” means the common terms agreement dated 14 September 2004 and made between, among others, the Company, the Security Agent, the financial institutions defined therein as Hotel Facility Lenders, Project Facility Lenders and Revolving Credit Facility Lenders, the Hotel Facility Agent, the Project Facility Agent and the Intercreditor Agent.

“Contingent Equity Commitment” means the commitment by Wynn Resorts to cause Wynn Asia to provide the Contingent Equity pursuant to Clause 3.1 (Contingent Equity Commitment).

“Permitted Transfer” means a sale, transfer or other disposal in accordance with Clause 6 (Permitted Transfers) of Capital Stock in any Person who, legally or beneficially, directly or indirectly, owns or holds any of the Capital Stock of the Company.

“Securities Account” means the Bank Account as defined in the Securities Account Control Agreement.

“Securities Account Shortfall” has the meaning given in Clause 4.2 (Securities Account Shortfall).

“Sponsor Support Release Date” means the date on which the following conditions are satisfied:

(a)	the Construction Completion Date has occurred;

(b)	the Leverage Ratio of the Company is less than 4:1 as at two successive Quarterly Dates calculated by reference to the period comprising the four most recent fiscal quarters commencing after the date (the “relevant date”) which falls at the end of the first full fiscal quarter commencing after the later of:

(i)	the Construction Completion Date; and

(ii)	the last day of the Hotel Facility Availability Period and the Project Facility Availability Period

provided that, if the period between the relevant date and the Quarterly Date on which the Leverage Ratio is tested consists of less than four fiscal quarters, EBITDA shall be calculated on an annualised basis using the sum of EBITDA for each full fiscal quarter within such period; and

(c)	no Event of Default has occurred and is continuing.

“Substantial Shareholder” means Wynn Resorts, Wynn Asia, Wynn International, Wynn Holdings, Wynn HK and any other Transferee Shareholder who, legally or beneficially, directly or indirectly, owns or holds 5% or more of the share capital of the Company.

“Transferee Shareholder” means any Person to whom a Permitted Transfer is made.

1.2	Interpretation

In this Agreement:

1.2.1	the principles of construction and interpretation contained or referred to in clause 1.2 (Construction) of the Deed of Appointment and Priority shall apply to the construction and interpretation of this Agreement;

1.2.2	each Obligation of Wynn Resorts under this Agreement is independent of, in addition to and in no way prejudiced by any other Obligation of Wynn Resorts or any other Obligor (including any guarantee or security now or subsequently held by any Secured Party);

1.2.3	any representation and warranty, covenant, undertaking, indemnity or other agreement given by Wynn Resorts under the terms of this Agreement is given by it for the benefit of the Secured Parties only;

1.2.4	any reference to any or all of the Grantors or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assignees and transferees in accordance with their respective interests; and

1.2.5	unless the contrary intention appears, a reference to a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement.

1.3	Third party rights

1.3.1	The Contracts (Rights of Third Parties) Act 1999 applies to Clause 1.4 (Non-Recourse Liability) but only for the benefit of the Operatives subject always to the terms of Clause 20 (Governing Law) and Clause 21 (Jurisdiction).

1.3.2	Except as provided in sub-clause 1.3.1 above, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.3.3	Subject to Clause 24.2 (Amendment of other Security Documents) of the Deed of Appointment and Priority, the consent of any Person who is not a party to this Agreement is not required to rescind or vary this Agreement.

1.4	Non- Recourse Liability

Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

2.	BASE EQUITY FUNDING

2.1	Wynn Resorts shall ensure that a certificate from the Company addressed to the Security Agent, duly executed by a Responsible Officer of the Company, confirming that an aggregate amount equivalent to not less than the Base Amount is funded to Wynn Asia, Wynn International, Wynn HK and/or the Company, together with bank statements or transfer records evidencing such deposits, are provided to the Security Agent within 7 days after the Signing Date. For the purpose of this Clause 2.1, “Base Amount” means an amount equal to USD230,000,000 minus (a) any costs and expenses incurred by the Company up to and including the date that is 7 days after the Signing Date for the purpose of the Projects (provided that such costs and expenses are included in the Project Budget in effect on the Signing Date) and (b) an amount equal to USD50,000,000 (or its equivalent in Macau Patacas or Hong Kong dollars) deposited by or on behalf of the Company with the Second Ranking Finance Party provided in the case of (b) that evidence of such deposit is provided to the Security Agent within 7 days after the Signing Date.

2.2	Wynn Resorts shall ensure that the amount funded pursuant to Clause 2.1 is:

2.2.1	not repaid, distributed or applied by any of Wynn Asia, Wynn International, Wynn HK or the Company save in accordance with Clause 2.2.2 below; and

2.2.2	applied to fund Base Equity as required by paragraph 11 of Part B of Schedule 2 (Conditions Precedent) of the Common Terms Agreement prior to the submission of an Advance Request by the Company for the Initial Advance.

3.	CONTINGENT EQUITY

3.1	Contingent Equity Commitment

Wynn Resorts shall cause Wynn Asia to provide the Contingent Equity to the Company for the following purposes:

3.1.1	to pay Project Costs (other than Project Costs incurred in respect of a variation to the Project Works which the Company is obliged to fund from additional Equity pursuant to paragraph 15.2.1 of part B of schedule 5 (Covenants) of the Common Terms Agreement); and

3.1.2	to be applied towards satisfaction of the Company’s Obligations under the Senior Finance Documents,

in each case in accordance with this Agreement and the Common Terms Agreement.

3.2	Reduction and increase in Contingent Equity Commitment

The Contingent Equity Commitment shall be:

3.2.1	reduced by the amount of each contribution of Contingent Equity made by Wynn Asia in accordance with Clause 3.1 (Contingent Equity Commitment); and

3.2.2	increased by the US dollar equivalent amount of each Advance made to the Company pursuant to Clause 7.2 (Rebalancing between Debt and Equity) of the Common Terms Agreement.

3.3	Full Release of Contingent Equity Commitment

The Contingent Equity Commitment shall be released in full on the Sponsor Support Release Date.

4.	FUNDING INTO SECURITIES ACCOUNT

4.1	Initial Funding

4.1.1	Wynn Resorts shall ensure that, prior to the submission of an Advance Request for the Initial Advance, the amount standing to the credit of the Securities Account is not less than USD30,000,000 (which amount may comprise Permitted Investments made and the value of which is determined in accordance with Section 3.05 of the Securities Account Control Agreement or cash).

4.1.2	Wynn Resorts shall ensure that, within 7 days after the Signing Date, either:

(a)	the amount standing to the credit of the Securities Account is not less than USD30,000,000 (which amount may comprise Permitted Investments made and the value of which is determined in accordance with the terms of Section 3.05 of the Securities Account Control Agreement or cash); or

(b)	an on-demand standby letter of credit, in form and substance reasonably satisfactory to the Security Agent, in an amount equal to USD30,000,000 (or such lesser amount equal to the difference between USD30,000,000 and the amount standing to the credit of the Securities Account) is issued by a bank rated at least “A” by S&P or “A2” by Moody’s in favour of the Company with no recourse (directly or indirectly) to the Company and which cannot expire or be cancelled or revoked until such time as the Company draws on such letter of credit to ensure compliance with, or otherwise complies with, Clause 4.1.1 or the Company has otherwise satisfied its obligation under Clause 4.1.2(a).

4.1.3	The performance by Wynn Resorts of its obligations under this Clause 4.1 shall not reduce its obligations under Clause 2.

4.2	Securities Account Shortfall

If, on the later to occur of (a) the last day of the Hotel Facility Availability Period and (b) the last day of the Project Facility Availability Period, and after allowing for any deposit made pursuant to paragraph 2.1 of Schedule 6 to the Common Terms Agreement, the balance standing to the credit of the Securities Account is less than USD20,000,000 (which amount may comprise Permitted Investments made and the value of which is determined in accordance with Section 3.05 of the Securities Account Control Agreement or cash), Wynn Resorts shall ensure that on such date an amount equal to the shortfall (the “Securities Account Shortfall”) is deposited into the Securities Account.

5.	ENFORCEMENT NOTICE

5.1	Prior to the Sponsor Support Release Date, if the Security Agent shall have delivered an Enforcement Notice, the Security Agent may, by written notice to Wynn Resorts and the Company:

5.1.1	require that Project Costs be funded, as and when required, by the remaining amounts of the Contingent Equity Commitment; and/or

5.1.2	call on and demand that the remaining amounts of the Contingent Equity Commitment be applied towards satisfaction of the Company’s Obligations under the Senior Finance Documents,

whereupon Wynn Resorts shall, within 3 Business Days of receipt of notice under this Clause 5, cause such remaining amounts to be paid in accordance with Clause 9 (Payments).

5.2	Following the issuance of an Enforcement Notice, Wynn Resorts may give notice in writing to the Security Agent terminating its obligations under Clause 6 (Permitted Transfers) and in the event that such notice is given, the obligations of Wynn Resorts:

5.2.1	under Clause 6 (Permitted Transfers) shall terminate and Wynn Resorts and each Transferee Shareholder which is a Substantial Shareholder may sell, transfer or otherwise dispose of any of the Capital Stock of any Person who, legally or beneficially, directly or indirectly, owns or holds any of the Capital Stock of the Company without the prior written consent of the Security Agent; and

5.2.2	under Clause 7 (Representations and Warranties) and Clause 8 (Covenants) shall terminate on the date Wynn Resorts ceases to legally or beneficially, directly or indirectly, own or hold 5% or more of the Capital Stock of the Company.

6.	PERMITTED TRANSFERS

Wynn Resorts and each Transferee Shareholder which is a Substantial Shareholder undertakes that it will not sell, transfer or otherwise dispose of any of the Capital Stock of any person who, legally or beneficially, directly or indirectly, owns or holds any of the Capital Stock of the Company without the prior written consent of the Security Agent unless the following conditions are met to the satisfaction of the Security Agent:

(a)	a Wynn Event would not occur as a result of such sale, transfer or disposal;

(b)	no other Event of Default would arise as a result of such sale, transfer or disposal;

(c)	all relevant Legal Requirements are complied with in all material respects and the Security Agent receives evidence, in form and substance reasonably satisfactory to it, of any Macau SAR consent or authorisation required in connection with the sale, transfer or disposal;

(d)	the purchaser, transferee or, as the case may be, other disposee has executed and delivered to the Security Agent a deed of accession substantially in the form set out in Schedule 2 (Form of Deed of Accession); and

(e)	the Security Agent receives relevant legal opinions, in form and substance reasonably satisfactory to it, concerning the undertakings assumed by the purchaser, transferee or other disposee pursuant to such deed of accession.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Matters represented

Wynn Resorts or any Transferee Shareholder which is a Substantial Shareholder makes to each Secured Party the representations and warranties set out in Schedule 4 (Representations and warranties) of the Common Terms Agreement insofar as they expressly relate to Wynn Resorts or to such Transferee Shareholder, in each case, as an

Obligor or, to any of their respective assets, operations, businesses, prospects or other circumstances as at each of the dates specified in Clause 7.2 (Timing).

7.2	Timing

Unless stated to be made as of an earlier or different date or as provided in Clause 5.2.2, each of the representations and warranties referred to in Clause 7.1 (Matters represented) is made by Wynn Resorts and, if applicable, any Transferee Shareholder which is a Substantial Shareholder, on the Signing Date and at the CP Satisfaction Date and is deemed to be repeated by Wynn Resorts and, if applicable, any Transferee Shareholder which is a Substantial Shareholder, on each subsequent Advance Date with reference to the facts and circumstances then existing.

8.	COVENANTS

8.1	Content

Wynn Resorts and each Transferee Shareholder which is a Substantial Shareholder hereby undertakes to each Secured Party that it will comply with the covenants applicable to it set out or referred to in Schedule 1 (Covenants).

8.2	Duration

Subject to Clause 5.2.2, the undertaking in Clause 8.1 (Content) shall remain in force from the Signing Date until the Secured Obligations have been discharged in full or, in the case of any Transferee Shareholder which is a Substantial Shareholder, the earlier of the date on which it ceases to be a Substantial Shareholder and the date on which the Secured Obligations have been discharged in full.

9.	PAYMENTS

9.1	Payments by Wynn Resorts

All payments made by Wynn Resorts under this Agreement:

9.1.1	as Contingent Equity shall be paid into the Capital Contributions Account or, following the issuance of an Enforcement Notice, into such account as the Security Agent may notify Wynn Resorts for the purposes set out in Clause 3.1; and

9.1.2	pursuant to any other provision of this Agreement shall be paid into such account as the Security Agent may notify Wynn Resorts for such purpose.

9.2	Set-off and counterclaim

All payments made by Wynn Resorts under this Agreement will be made without set-off or counter-claim.

9.3	Gross-up

9.3.1	All payments by Wynn Resorts under this Agreement shall be made without any withholding or deduction and free and clear of, and without deduction for,

or on account of any Taxes, except to the extent that Wynn Resorts is required by law to make payment subject to any Taxes.

9.3.2	If any Tax or amounts in respect of Tax must be withheld or deducted, or any other deductions must be made, from any amounts payable or paid by Wynn Resorts pursuant to sub-clause 9.3.1 above, Wynn Resorts shall (on the due date for payment of the amount subject to deduction) pay such additional amounts as may be necessary to ensure that the relevant recipient receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

9.4	Tax receipts

All Taxes required by law to be deducted or withheld by Wynn Resorts from any amounts paid or payable under this Agreement shall be paid by Wynn Resorts when due and Wynn Resorts shall, within 15 Business Days of a written request therefor, deliver to the Security Agent for the relevant Secured Party, evidence reasonably satisfactory to that Secured Party (including all relevant tax receipts if received within that time period) that the payment has been duly remitted to the appropriate authority (provided that Wynn Resorts shall not be obliged to provide any such evidence from a Governmental Authority to the extent that it is not provided by such Governmental Authority).

10.	DEFAULT INTEREST

If Wynn Resorts fails to pay any amount to the Security Agent when due under this Agreement (including any amount payable under this Clause 10), it shall pay interest on the amount outstanding from the due date up to the date of actual payment (both before and after judgment) at the rate determined in accordance with the provisions of Clause 19.5 (Interest on demands) of the Deed of Appointment and Priority. Any interest accruing under this Clause 10 shall be immediately payable by Wynn Resorts on demand by the Security Agent.

11.	CURRENCY CONVERSION AND INDEMNITY

11.1	For the purpose of or pending the discharge of any or all of the Secured Obligations, the Security Agent may convert any moneys received, recovered or realised or subject to application by the Security Agent or any Receiver pursuant to this Agreement from the currency of such moneys to another for such purpose and any such conversion shall be made at the Security Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Security Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Agent.

11.2	If any sum (a “Sum”) due from Wynn Resorts under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

11.2.1	making or filing a claim or proof against Wynn Resorts; or

11.2.2	obtaining or enforcing an order or judgment in any court or other tribunal,

Wynn Resorts shall (through the Security Agent) indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

12.	EXPENSES

12.1	Amendment costs

If Wynn Resorts requests an amendment, waiver or consent under any Finance Document to which it is a party, Wynn Resorts shall, within 30 days of demand, reimburse the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Agent in responding to, evaluating, negotiating or complying with that request.

12.2	Other expenses

Wynn Resorts shall, within 15 Business Days of demand, pay to the Security Agent, to the extent the same has not been paid by the Company under the Common Terms Agreement (but without any obligation on the part of the Security Agent to claim first against the Company) the amount of all costs and expenses (including legal fees) incurred by the Secured Parties in connection with action to preserve any rights against Wynn Resorts under this Agreement and/or the enforcement of rights against Wynn Resorts under this Agreement provided that prior to the delivery of an Enforcement Notice, such costs shall be reasonable.

13.	TERMINATION

Without prejudice to Clause 5.2, the obligations of Wynn Resorts and the Company under this Agreement shall terminate and cease to have any effect on and as from the Release Date.

14.	CHANGES TO THE PARTIES

14.1	Each of Wynn Resorts and the Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Agreement.

14.2	The Security Agent may:

14.2.1	assign all or any of its rights under this Agreement; and

14.2.2	transfer all or any of its obligations (if any) under this Agreement,

to any successor Security Agent in accordance with the provisions of the Deed of Appointment and Priority, provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Agreement (which shall be assigned to such successor Security Agent pursuant to the terms of the Deed of Appointment and Priority). Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as agent and trustee for the Secured Parties for the purposes of this Agreement and in place of the former Security Agent.

14.3	Subject to the relevant provisions of the Finance Documents, each Secured Party may assign all or any of its rights under this Agreement (whether direct or indirect) in accordance with the provisions of the Finance Documents. It is acknowledged that none of the Finance Parties (other than the Assignor) has or shall have any obligation under this Agreement.

14.4	Each of Wynn Resorts and the Company irrevocably and unconditionally confirms that:

14.4.1	it consents to any assignment or transfer by any Finance Party of its rights and/or obligations made in accordance with the provisions of the Finance Documents;

14.4.2	it shall continue to be bound by the terms of this Agreement, notwithstanding any such assignment or transfer; and

14.4.3	the assignee or transferee of such Finance Party shall acquire an interest in this Agreement upon such assignment or transfer taking effect.

15.	NOTICES

15.1	Any communication to be made under or in connection with this Agreement shall be made in writing but, unless otherwise stated, may be made by fax or letter.

15.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other parties by not less than 10 Business Days’ notice.

15.3	Any communication or document made or delivered by one Person to another under or in connection with this Agreement shall only be effective:

15.3.1	if delivered personally or by overnight courier, when left at the relevant address;

15.3.2	if by way of fax, when received in legible form; or

15.3.3	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 15.2, if addressed to that department or officer.

15.4	Any communication or document to be made or delivered to the Security Agent shall be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

16.	PARTIAL INVALIDITY

If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement under the law of such jurisdiction nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

17.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

19.	LANGUAGE

The English language shall be the only official and recognised language of this Agreement. If for any reason a translation of this Agreement is required, such translation shall in the event of any dispute be secondary to the original English version which shall take precedence.

20.	GOVERNING LAW

This Agreement shall be governed by English law.

21.	JURISDICTION

21.1	Jurisdiction of English courts

21.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

21.1.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly they shall not argue to the contrary.

21.1.3	This Clause 21.1.3 is for the benefit of the Secured Parties only. As a result, no Secured Parties shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law and the Finance Documents, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

21.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each of Wynn Resorts and the Company:

21.2.1	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

21.2.2	agrees that failure by a process agent to notify Wynn Resorts or the Company of the process shall not invalidate the proceedings concerned.

22.	EXERCISE OF RIGHTS

Notwithstanding anything in Clause 21.1.3 to the contrary, the Secured Parties will only exercise their rights under this Agreement through the Security Agent unless and until the appointment of the Security Agent ceases and no successor Security Agent is appointed under Clause 17.1 (Resignation of Security Agent) of the Deed of Appointment and Priority.

IN WITNESS whereof this Agreement has been executed and delivered as a deed by Wynn Resorts and signed by the duly authorised representatives of the Company and the Security Agent the day and year first before written.

SCHEDULE 1

COVENANTS

Wynn Resorts and each Transferee Shareholder which is a Substantial Shareholder undertakes to:

(a)	Concession Contract - comply with the requirements of all material provisions of the Concession Contract as may relate to it (including obligations relating to the transfer of shares, notifications relating to shares and the maintaining of proper qualifications under Article 26 of the Concession Contract) and, to the extent it becomes aware of any such failure or circumstance, notify the Security Agent of any failure or any circumstance which may cause a failure by any Substantial Shareholder to maintain proper qualifications under Article 26 of the Concession Contract except to the extent that notification of such failure or circumstance has been given to the Security Agent by any other Obligor.

Wynn Resorts undertakes to:

(a)	Common Terms Agreement - perform (or refrain from performing) all such acts or things that the Company is obliged under the Common Terms Agreement (other than paragraph 10.5 and paragraph 22 of Schedule 5 Part A of the Common Terms Agreement) to cause Wynn Resorts to perform or refrain from performing.

(b)	Default - promptly give notice to the Security Agent of the occurrence of any Default as soon as it becomes aware of the same except to the extent notification of such occurrence has been given to the Security Agent by any other Obligor.

SIGNATURES

Wynn Resorts

Executed as a deed by	)
WYNN RESORTS, LIMITED)
acting by Ronald J. Kramer	)

Ronald Kramer

Name:	Ronald Kramer

Title:	President

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Telephone:	1-702-770-2111

Fax:	1-702-770-1520

Attention:	General Counsel

SIGNATURE PAGE FOR WYNN RESORTS SUPPORT AGREEMENT

The Company

WYNN RESORTS (MACAU) S.A.

By:	Matt Maddox

Address:	429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau

Telephone:	853-371476

Fax:	853-329966

Attention:	Chief Financial Officer

With a copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Telephone:	1-702-770-2111

Fax:	1-702-770-1520

Attention:	General Counsel

SIGNATURE PAGE FOR WYNN RESORTS SUPPORT AGREEMENT

The Security Agent

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

By:	David Gore	Sun Peng Lui

Address:	42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Telephone:	852-2166 5671/ 2166 5430/ 2166 5665

Fax:	852-2804 6215

Attention:	Sunny Lui/ Raymond Fung/ Sara Wong Risk & Agency

SIGNATURE PAGE FOR WYNN RESORTS SUPPORT AGREEMENT